Exhibit 10.1

August 31, 2022

Re:    Clawback re: Accelerated Vesting of Time-Based and Performance-Based RSUs

Dear Jeremy:

    Reference is made to that certain Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement, dated as of August 2, 2021, by and between you and Traeger, Inc. (the “Company” and, such agreement, the “Time-Vesting Agreement”) and that certain Performance-Based Restricted Stock Unit Grant Notice and Performance-Based Restricted Stock Unit Agreement, dated as of August 2, 2021, by and between you and the Company (the “Performance-Vesting Agreement” and, together with the Time-Vesting Agreement, the “Award Agreements”). Capitalized but undefined terms used herein have the meanings set forth in the applicable Award Agreement.

As you know, the Company has decided to accelerate the vesting of 2,075,455 RSUs (as defined in the Time-Vesting Agreement) and 518,864 Earned PSUs (as defined in the Performance-Vesting Agreement), effective August 31, 2022 (the “Acceleration Date”).

    You and the Company acknowledge and agree that (1) payment of applicable withholding tax obligations with respect to the accelerated vesting of the RSUs and Earned PSUs shall be timely made by you by cash or check, (2) if you experience a termination of Service for any reason prior to the originally scheduled vesting date of the applicable RSU or Earned PSU, you will forfeit and return to the Company on such termination date, without payment, a number of shares of the Company’s common stock subject to the RSUs or Earned PSUs, as applicable, that would not otherwise have vested (i.e., because your Service terminated before the applicable vesting date) and (3) the shares underlying the RSUs and Earned PSUs shall remain subject to the Post-Vesting Transfer Restrictions set forth in Section 4.4 of the applicable Award Agreement (and references therein to the applicable Vesting Date shall refer to the originally scheduled vesting date of the applicable RSU or Earned PSU, and not the Acceleration Date). If you sell or otherwise dispose of or transfer shares underlying such RSUs or Earned PSUs, as applicable, prior to the applicable original Vesting Date and in accordance with Section 4.4 of the applicable Award Agreement, then, in lieu of the forfeiture set forth in clause (2) of the preceding sentence, you agree and acknowledge that you shall pay to the Company an amount equal to the value of the share on the settlement date of any RSU or Earned PSU that would have otherwise been forfeited pursuant to the preceding sentence plus any gain that you realize in connection with such sale or other disposition or transfer.

Exhibit 10.1
Notwithstanding the generality of the foregoing, the treatment described in the preceding paragraph shall not apply to any RSUs or Earned PSUs (and the underlying shares of the Company’s common stock) to the extent the vesting of such RSUs or Earned PSUs would accelerate in connection with (1) a Qualifying Termination or (2) a Change in Control, in either case, pursuant to the Award Agreements and the Plan.

    This letter may be delivered electronically and may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. This letter shall be governed by and construed and enforced in accordance with Delaware law without regard to the conflict of laws provisions thereof.

Please indicate your acceptance and acknowledgement of, and agreement to, the foregoing by signing below.

Sincerely,

TRAEGER, INC.

By: __/s/ Dominic Blosil ___________
Name: Dominic Blosil
Title: Chief Financial Officer

Agreed and Acknowledged:

_/s/ Jeremy Andrus____________
Name: Jeremy Andrus
Title: Chief Executive Officer